150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150018872-44
Barbara K. Cegavske	Filing Date and Time
Secretary of State	01/15/2015 11:55 AM
State of Nevada	Entity Number E0479522011-6

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Valmie Resources Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES "A" PREFERRED STOCK

(Continued on attached page)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X *[signature]*

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

1. Designation and Amount. There shall be a series of preferred stock of the Corporation designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 2,000,000. Such series is referred to herein as the “Preferred Stock”.

2. Rank. The Preferred Stock shall rank senior to (a) any other series of preferred stock of the Corporation now existing or hereafter created, (b) the common stock of the Corporation, par value $0.001 per share (the “Common Stock”), now existing or hereafter issued and (c) any other class of securities of the Corporation which is specifically designated as junior to the Preferred Stock, in each case with respect to dividend distributions and distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Conversion Provisions. The Preferred Stock shall carry with it the right to convert all or a portion of such stock into Common Stock at any time after 18 months from the date of issuance of such Preferred Stock. To effect such conversion, a majority of the outstanding shares of the Preferred Stock must vote in favor of converting all or the applicable portion of the outstanding Preferred Stock into Common Stock before such Preferred Stock may be so converted. Upon receipt of the requisite affirmative vote, each one (1) share of the Preferred Stock shall be converted into ten (10) fully paid and non-assessable shares of Common Stock.

4. Dividends. From and after the date on which shares of Preferred Stock are first issued, holders of the Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor.

5. Voting Rights. Except as otherwise required by applicable law, each share of Preferred Stock shall have voting rights and shall carry a voting weight equal to fifty (50) shares of Common Stock. Except as otherwise required by applicable law, the holders of shares of Common Stock and Preferred Stock shall vote together as a single class.

6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Preferred Stock shall have a priority on liquidation senior to that of the other preferred stock of the Corporation. The holders of shares of Preferred Stock shall be entitled to preferential amounts paid to the Corporation and shall be repaid in full, if sufficient funds exist, the funds paid in exchange for such Preferred Stock. The holders of shares of other series of preferred stock shall be entitled to participate with the holders of Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Preferred Stock on the record date for such distribution that each holder was the holder of record of the number of shares of Common Stock into which the shares of Preferred Stock then held by such holder are convertible. A liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange or other disposition of all or a part of the assets of the Corporation.